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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STEWART INFORMATION SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
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STEWART INFORMATION SERVICES CORPORATION
1980 Post Oak Boulevard
Houston, Texas 77056
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2006
       Notice is hereby given that the Annual Meeting of Stockholders of Stewart Information Services Corporation, a Delaware corporation (the “Company”), will be held on April 28, 2006, at 8:30 A.M., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, for the following purposes:

(1) To elect directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.
      The holders of record of Common Stock and Class B Common Stock of the Company at the close of business on February 28, 2006 will be entitled to vote at the meeting.

By Order of the Board of Directors,

Max Crisp
Secretary
March 27, 2006
IMPORTANT
You are cordially invited to attend the meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN TRANSACTIONS
PROPOSALS FOR NEXT ANNUAL MEETING
OTHER MATTERS

STEWART INFORMATION SERVICES CORPORATION
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2006
       This Proxy Statement is furnished to the stockholders of Stewart Information Services Corporation (the “Company”), 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056 (Tel. No. 713-625-8100), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on Friday, April 28, 2006, at 8:30 A.M., in the First Floor Conference Room of Three Post Oak Central, 1990 Post Oak Boulevard, Houston, Texas, or any adjournment thereof.
      Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement is being mailed on or about March 27, 2006 to stockholders of record at the close of business on February 28, 2006 (the “Record Date”).
      At the close of business on the Record Date, there were outstanding and entitled to vote 17,146,697 shares of Common Stock and 1,050,012 shares of Class B Common Stock, and only the holders of record on such date shall be entitled to vote at the meeting. As long as 600,000 or more shares of Class B Common Stock are outstanding, at each election of directors the Common Stock and Class B Common Stock are voted as separate classes. Shares of the Company’s Class B Common Stock are convertible on a one-for-one basis into shares of the Company’s Common Stock.
      The holders of Common Stock, voting as a class, are entitled to elect five of the nine directors of the Company. Each share of Common Stock is entitled, at the option of the person voting such share, either to cast one vote per share for each of the five directors to be elected by the holders of the Common Stock or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees. The enclosed form of proxy provides a means for stockholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If authority to vote for four or fewer of the nominees is withheld, and if there are nominees other than management nominees for the directorships to be filled by the holders of the Common Stock, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for which authority to vote is not withheld. If there are no nominees for the five positions to be elected by the holders of Common Stock other than the management nominees set forth herein, it is the intention of the persons named in the enclosed proxy to allocate the votes represented by the proxy evenly among the management nominees. If there should be any additional nominees for such positions, then the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, then the persons named in the enclosed proxy will have discretion as to which of such nominees may be elected.
      Unless a holder of Common Stock who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of those directors for whom authority to vote is withheld because the Company’s By-Laws provide that directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.
      The holders of Class B Common Stock, voting as a class, are entitled to elect the remaining four of the nine directors of the Company. Each holder of Class B Common Stock has the right to vote, in person or by proxy, the number of shares owned by him for the four directors to be elected by the holders of Class B Common Stock and for whose election he has a right to vote.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of the Record Date with respect to persons known to the Company to be the beneficial owners of more than 5% of either class of the Company’s voting shares:

		Amount and
		Nature of
		Beneficial		Percent
Name and Address of Beneficial Owner	Title of Class	Ownership		of Class

Malcolm S. Morris	Class B Common Stock	525,006		50.0
3992 Inverness
Houston, Texas 77019
Stewart Morris, Jr.	Class B Common Stock	525,006		50.0
#8 West Rivercrest
Houston, Texas 77042
Artisan Partners Limited Partnership	Common Stock	2,534,494	(1)	14.8
875 East Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202
Goldman Sachs Asset Management, L.P.	Common Stock	1,515,371	(2)	8.8
32 Old Slip Road
New York, New York 10005
Dimensional Fund Advisors Inc.	Common Stock	1,426,943	(3)	8.3
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

(1)	Artisan Partners Limited Partnership reported shared voting and dispositive power with respect to all of such shares in its most recent report on Schedule 13G/A filed January 27, 2006. Artisan Partners is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The shares reported have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of the shares.

(2)	Goldman Sachs Asset Management, L.P. reported sole dispositive power with respect to all of such shares and sole voting power with respect to 1,140,851 of such shares in its most recent report on Schedule 13G/A filed February 8, 2006.

(3)	Dimensional Fund Advisors Inc. reported sole voting and dispositive power with respect to all of such shares in its most recent report on Schedule 13G/ A filed February 6, 2006. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes advice to four investment companies registered under the Investment Company Act of 1940. Dimensional also serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported in this schedule are owned by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such securities.
      The holders of the Class B Common Stock have entered into an agreement intended to maintain an equal ownership of shares of Common Stock and Class B Common Stock by the estate of Carloss Morris and Malcolm S. Morris, collectively, and by Stewart Morris and Stewart Morris, Jr., collectively. Such agreement also provides for rights of first refusal among themselves with respect to Class B Common Stock in the event of the death or voluntary or involuntary disposition of the shares of Class B Common Stock and upon certain other specified conditions.

      The following table sets forth information as of the Record Date with respect to each class of the Company’s voting shares beneficially owned by executive officers, directors and nominees for director of the Company and by all executive officers, directors and nominees for director of the Company as a group:

		Amount and
		Nature of
		Beneficial		Percent
Name	Title of Class	Ownership(1)		of Class

Malcolm S. Morris	Common Stock	129,578	(2)	*
	Class B Common Stock	525,006		50.0
Stewart Morris, Jr.	Common Stock	194,000	(3)	1.1
	Class B Common Stock	525,006		50.0
Matthew W. Morris	Common Stock	0		*
Robert L. Clarke	Common Stock	2,560		*
Max Crisp	Common Stock	41,000	(4)	*
Nita B. Hanks	Common Stock	4,466	(5)	*
Paul W. Hobby	Common Stock	4,807		*
Dr. E. Douglas Hodo	Common Stock	5,807		*
Laurie C. Moore	Common Stock	1,401		*
Dr. W. Arthur Porter	Common Stock	2,807		*
All executive officers, directors and nominees for director as a group (10 persons)	Common Stock	386,426		2.2
	Class B Common Stock	1,050,012		100.0

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2)	Includes 119,156 shares subject to stock options (see “Executive Compensation — Option Grants and Exercises”) at page 9.

(3)	Consists of 194,000 shares subject to stock options (see “Executive Compensation — Option Grants and Exercises”) at page 9.

(4)	Includes 38,000 shares subject to stock options (see “Executive Compensation — Option Grants and Exercises”) at page 9.

(5)	Includes 4,100 shares subject to stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
      Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Common Stock or Class B Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the 2005 fiscal year all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met, except that Mr. Clarke was late in filing one Form 4.
ELECTION OF DIRECTORS
      At the meeting, nine directors (constituting the entire Board of Directors) are to be elected. The holders of Common Stock are entitled to elect five directors, and the holders of Class B Common Stock are entitled to elect four directors.

Common Stock Nominees
      The following persons have been nominated to fill the five positions to be elected by the holders of Common Stock. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

Nominee, Age and Position with the Company	Director Since

Robert L. Clarke, 63, Director	2004
Nita B. Hanks, 52, Director	1990
Dr. E. Douglas Hodo, 71, Director	1988
Laurie C. Moore, 60, Director	2004
Dr. W. Arthur Porter, 64, Director	1993
      Each of the Common Stock nominees was elected by the holders of Common Stock at their 2005 annual meeting. It is the intention of the persons named in the proxy for the holders of Common Stock to vote the proxies for the election of the nominees named above, unless otherwise specified.
      Mr. Clarke has been a partner of the law firm of Bracewell & Giuliani LLP for more than the past five years. Mr. Clarke also serves as director and chairman of the audit committees of the boards of Eagle Materials, Inc., a NYSE-listed manufacturer of building materials, and First Investors Financial Services Group, Inc., a consumer finance company. He served as U.S. Comptroller of the Currency from December 1985 through February 1992. Prior to his election as a director of the Company, Mr. Clarke had been an advisory director of the Company since 2003.
      For more than the past five years, Ms. Hanks has been a Senior Vice President of Stewart Title Guaranty Company (“Guaranty”), the Company’s largest subsidiary. Ms. Hanks is Director of Employee Services for the Company and brings a key perspective from the Company’s employees to its Board of Directors. Employee costs represents one of the Company’s largest expenses.
      Dr. Hodo serves as Chairman of the Company’s Audit Committee. Dr. Hodo has served as President of Houston Baptist University for more than the past five years. Dr. Hodo also serves as a director of U.S. Global Investors Funds and chairman of its audit committee.
      Ms. Moore is the President of Laurie Moore and Associates, a speaking and consulting practice. In 2003 she founded, and has since served as President of, The Institute for Luxury Home Marketing, LLC, an international membership organization targeting real estate agents who work in the upper-tier residential market. She also serves as the Executive Director of The Trendsetters CEO Group, 14 large, non-competing real estate company CEOs who meet multiple times each year to share ideas, conduct peer reviews of each others’ organizations, and compare financial statements. Prior to 2003, Ms. Moore co-founded and served as managing partner of REAL Trends, Inc., a publishing, communications and research company serving brokerage company owners and top management of franchise organizations in the residential real estate industry. Prior to her election as a Director of the Company, Ms. Moore had been an advisory director of the Company since 2002.
      Dr. Porter has served as University Vice President for Technology Development of the University of Oklahoma since 1998. He has served as Regents Chair of Engineering of the University of Oklahoma since 2005, prior to which he served as Dean of the College of Engineering of the University of Oklahoma since 1998. Prior to those appointments, he had served as President and Chief Executive Officer of Houston Advanced Research Center, a nonprofit research consortium, for more than five years. He also served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma. Dr. Porter is also a director of Electro Scientific Industries, Inc., Portland, Oregon, and Bookham Technologies, Oxfordshire, England.

Class B Common Stock Nominees
      The following persons have been nominated to fill the four positions to be elected by the holders of Class B Common Stock. It is the intention of the persons named in the proxy for the holders of Class B Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

Nominee, Age and Position with the Company	Director Since

Max Crisp, 71, Executive Vice President and Chief Financial Officer, Secretary, Treasurer and Director	1970
Paul W. Hobby, 45, Director	1989
Malcolm S. Morris, 59, Co-Chief Executive Officer and Chairman of the Board of Directors	2000
Stewart Morris, Jr., 57, Co-Chief Executive Officer, President and Director	2000
      Each of such persons was elected by the holders of the Class B Common Stock at the Annual Meeting of Stockholders held in 2005.
      Mr. Crisp has served as Vice President — Finance (Executive Vice President commencing in 2002), Treasurer and Secretary of the Company and as its Chief Financial Officer for more than the past five years. Mr. Crisp is also Executive Vice President and Chief Financial Officer of Guaranty and Stewart Title Company (“Title”), a subsidiary of Guaranty.
      Mr. Hobby is founding chairman of Genesis Park, L.P., a Houston-based private equity business specializing in technology and communications investments. He has served since 2004 as the CEO of Alpheus Communications, Inc., a Texas wholesale telecommunications provider, and, from 2002 to 2006, as Chairman of CapRock Services, Inc., the largest provider of satellite services to the global energy business. Mr. Hobby previously served on the boards of three publicly traded companies: Coastal Bancorp, Inc. and Aronex Pharmaceutical, Inc. from 1999 through 2001 and Amegy Bank of Texas, Inc. from 2002 through 2005. He currently serves on the boards of two other publicly traded companies: EGL, Inc., a transportation supply chain management and information services company, and, as of March 6, 2006, NRG Energy, Inc., a nonutility power generation company.
      Malcolm S. Morris has served as Chairman of the Board and Co-Chief Executive Officer of the Company since January 2000, and as Senior Executive Vice President — Assistant Chairman of the Company for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as President and Chief Executive Officer of Guaranty and Chairman of the Board of Title.
      Stewart Morris, Jr. has served as President and Co-Chief Executive Officer of the Company since January 2000, and as Senior Executive Vice President — Assistant President of the Company for more than five years prior to that time. Stewart Morris, Jr. has also served for more than the past five years as President and Chief Executive Officer of Title and Chairman of the Board of Guaranty.
      Malcolm S. Morris and Stewart Morris, Jr. are cousins. Acting together they have the power to direct the management and policies of the Company. Accordingly, they may be deemed to be “control persons” as such term is used in regulations adopted under the Securities Exchange Act of 1934. Matthew W. Morris is the son of Malcolm S. Morris.
CORPORATE GOVERNANCE
Board of Directors
      The Company is managed by a Board of Directors comprised of nine persons, five of whom are elected by the holders of the Company’s Common Stock and four of whom are elected by the holders of the Company’s

Class B Common Stock. A majority of the members of the Board of Directors are “independent” within the meaning of the listing standards of the New York Stock Exchange. These directors are: Paul W. Hobby, E. Douglas Hodo, W. Arthur Porter, Robert L. Clarke and Laurie C. Moore. The Board of Directors has determined that none of such directors have any material relationship with the Company or its management that would impair the independence of their judgment in carrying out their responsibilities to the Company. For this purpose, the Board of Directors considers any transaction, or series of similar transactions, or any currently proposed transaction, or series of similar transactions, between the Company or any of its subsidiaries and a director to be material if the amount involved exceeds $60,000, exclusive of directors’ fees, in any of the Company’s last three fiscal years.
      All directors of the Company hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All officers of the Company hold office until the regular meeting of directors following the Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Any action by the Board of Directors requires the affirmative vote of at least six members.
      During 2005, the Board of Directors held five meetings and executed three consents in lieu of meetings. Each director attended each of such meetings, except that one director did not attend one meeting. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. See “Committees of the Board of Directors” below.
      The Board of Directors has adopted the Stewart Code of Business Conduct and Ethics and Guidelines on Corporate Governance and a Code of Ethics for Chief Executive Officers, Principal Financial Officers and Principal Accounting Officer, each of which is available on the Company’s website at www.stewart.com and available in print to any stockholder who requests it. The Company’s Guidelines on Corporate Governance and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee require an annual self-evaluation of the performance of the Board of Directors and of such committees, including the adequacy of such Guidelines and charters. The charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are available on the Company’s website at www.stewart.com and available in print to any stockholder who requests them.
      The Company’s Guidelines on Corporate Governance strongly encourage attendance in person by directors at the Company’s annual meetings of stockholders. All of the Company’s incumbent directors attended the Company’s annual meeting of stockholders held in 2005.
Advisory Directors
      In addition to the directors elected by the holders of the Company’s Common Stock and Class B Common Stock, the Company has advisory directors who are appointed by the Company’s Board of Directors to supplement the experience and expertise of the elected directors. The Company’s advisory directors receive notice of and regularly attend meetings of the Company’s Board of Directors and committees on which they serve as non-voting members. They provide valuable insights and advice to the Company and participate fully in all deliberations of the Company’s Board of Directors but are not included in quorum and voting determinations. Advisory directors receive the same compensation for their services as do the members of the Company’s Board of Directors elected by the stockholders of the Company.
Committees of the Board of Directors
      Executive Committee. The Executive Committee may exercise all of the powers of the directors, except those specifically reserved to the Board of Directors by law or resolution of the Board of Directors. Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp serve as the members of the Executive Committee. During 2005, the Executive Committee held three meetings at which all members were present, except that one director did not attend one meeting, and executed 31 consents in lieu of meetings.
      Audit Committee. It is the duty of the Audit Committee to (i) review, with the Company’s independent auditors, the scope of the annual audit, (ii) review the independent auditors’ management letter and (iii) meet with the Company’s internal auditors. The Audit Committee has sole authority to appoint or replace the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company, a copy of which is available on the Company’s website at www.stewart.com. The Audit Committee is comprised of Dr. E. Douglas Hodo (Chair), Robert L. Clarke and Laurie C. Moore. During 2005, the Audit Committee held eight meetings, at which all members then serving were present. Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and the Securities Exchange Act of 1934, and the Board of Directors has determined that Dr. Hodo is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. No member of the Company’s Audit Committee serves on the audit committees of more than three public companies. The Audit Committee has the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.
      The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Company’s Audit Committee may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Dr. W. Arthur Porter (Chair), Robert L. Clarke and Laurie C. Moore, each of whom is “independent” as defined in the listing standards of the New York Stock Exchange. It is the duty of the Nominating and Corporate Governance Committee to (i) recommend to the Board of Directors of the Company nominations of persons for election to the Board of Directors of the Company by the holders of Common Stock, (ii) create procedures for identification of nominees, (iii) consider and recommend to the Board of Directors criteria for nomination to the Board of Directors and (iv) receive and consider nominations submitted by stockholders of the Company.
      The Company’s Guidelines on Corporate Governance require that a majority of the nine members of the Company’s Board of Directors be “independent” as defined in the rules of the New York Stock Exchange. Those Guidelines also provide that the Nominating and Corporate Governance Committee shall be guided by the following principles:

•	Each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy or policy-setting level, or otherwise possess a high level of specialized expertise, and the ability to work well with others. Special expertise or experience that will augment the Board’s expertise is particularly desirable.

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director and, absent special circumstances, no director should be simultaneously serving on the boards of directors of more than three other entities, excluding non-public companies, such as those related to personal or family business and charitable, educational or other non-profit entities. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend meetings of the Board and its committees on a regular basis.

•	Each independent director should be free of any significant conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director.

•	Directors to be nominated for election by the holders of the Company’s Common Stock should not be chosen as representatives of a constituent group or organization; each should utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group.
      In recent years, vacancies occurring in the Company’s Board of Directors have been filled by advisory directors whose experience and expertise have contributed significantly to the deliberations of the Board and who meet the criteria set forth above.

      Directors should have an equity ownership in Stewart Information Services Corporation. Toward that end, each non-employee director shall be paid a portion of his or her director’s fees in Stewart Information Services Corporation Common Stock pursuant to the Company’s 2005 Long-Term Incentive Plan, or any successor plan, but only to the extent permitted by law and the Corporate Governance Standards of the New York Stock Exchange.
      The Nominating and Corporate Governance Committee, pursuant to the Company’s By-Laws, will accept and consider nominations by stockholders of persons for election by the holders of Common Stock to the Board of Directors of the Company. To be considered for nomination at the Annual Meeting of Stockholders of the Company to be held in 2007, stockholder nominations must be received by the Company no later than February 15, 2007. Persons wishing to submit the names of candidates for consideration by the Nominating and Corporate Governance Committee may write to the Nominating and Corporate Governance Committee in care of Corporate Secretary, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, providing the candidate’s name, credentials, contact information and consent to be considered as a candidate. The person proposing the candidate should include his or her contact information and a statement of his or her share ownership, including the number of shares and the period of time the shares have been held.
      The Nominating and Corporate Governance Committee held four meetings during 2005, at which all members were present, except that one director did not attend one meeting. The charter of the Company’s Nominating and Corporate Governance Committee is available on the Company’s website at www.stewart.com.
      Compensation Committee. It is the duty of the Compensation Committee to approve the compensation of the executive officers. The Compensation Committee is comprised of Paul W. Hobby (Chair), Robert L. Clarke and Dr. W. Arthur Porter. During 2005, the Compensation Committee held two meetings, at which all members then serving were present.
      Each member of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee has been determined by the Board of Directors to be “independent” as that term is defined in the rules of the New York Stock Exchange.
Executive Sessions of Non-Management Directors
      The non-management directors of the Company, all of whom are independent, meet at regularly scheduled executive sessions without management. The Chairman of the Company’s Audit Committee serves as the presiding director at those executive sessions. Persons wishing to communicate with the Company’s non-management directors may do so by writing in care of Chairman, Audit Committee, Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Persons wishing to communicate with the Company’s other directors may do so by writing in care of Corporate Secretary, Stewart Information Services Corporation, at the same address.

EXECUTIVE COMPENSATION
Summary of Compensation
      The following table summarizes compensation information concerning each of the Company’s executive officers for each of the three years ended December 31, 2005.
Summary Compensation Table

						Long-Term
						Compensation
			Annual Compensation			(Awards)

				Minimum	Variable	Stock Options	All Other
Name and Principal Position	Year		Salary ($)(1)	Bonus ($)	Bonus ($)	(# Shares)	Compensation ($)

Stewart Morris, Jr.	2005		165,000	250,000	426,172	25,000	12,312	(2)
President and	2004		150,000	250,000	400,069	25,000	21,067
Co-Chief Executive Officer	2003		150,000	250,000	559,450	25,000	32,051
Malcolm S. Morris	2005		165,000	250,000	426,172	25,000	13,770	(3)
Chairman of the Board and	2004		150,000	250,000	400,069	25,000	31,515
Co-Chief Executive Officer	2003		150,000	250,000	559,450	25,000	48,630
Max Crisp	2005		160,000	145,000	323,879	16,500	113,321	(4)
Executive Vice President	2004		156,000	135,000	309,052	16,500	114,974
and Chief Financial	2003		155,000	135,000	428,588	16,500	120,630
Officer, Secretary and Treasurer
Matthew W. Morris	2005		150,000	75,000	75,469	—	2,896	(6)
Senior Vice President	2004	(5)	100,577	75,000	44,543	—	2,325

(1)	Includes salary earned in 2005 and deferred at the officer’s election.

(2)	Consists of matching contributions to the Company’s 401(k) plan ($2,896), director’s fees ($3,600) and $5,816, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(3)	Consists of matching contributions to the Company’s 401(k) plan ($2,896), director’s fees ($2,550) and $8,324, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(4)	Includes $102,564 paid under a deferred compensation agreement. See “Deferred Compensation.” Also includes matching contributions to the Company’s 401(k) plan ($2,896), director’s fees ($3,600) and $4,261, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(5)	Matthew W. Morris joined the Company on April 30, 2004.

(6)	Consists of matching contributions to the Company’s 401(k) plan.
Option Grants and Exercises
      The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 2005 to each of the Company’s executive officers to whom such options were granted. All such grants were made on February 2, 2005. The hypothetical values on the date of grant of stock options granted in 2005 shown below are presented pursuant to the rules of the Securities and Exchange Commission and are calculated under the modified Black-Scholes Model (the “Model”) for pricing options. This hypothetical value of options trading on the stock markets bears little relationship to the compensation cost to the Company or potential gain realized by an optionee. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price per share of the Company’s Common Stock relative to the exercise price per share of Common Stock issuable under the stock option at the time the stock options are exercised. There is no assurance that the hypothetical present values of stock options reflected in this table actually will be realized.
Option Grants in Fiscal Year Ended December 31, 2005

	Individual Grants

		Percent of
	Options	Total Options			Grant Date
	Granted	Granted to	Exercise	Expiration	Present
Name	(# Shares)	Employees (%)	Price ($)	Date	Value(1)($)

Stewart Morris, Jr.	25,000	27.6	42.11	02/02/15	446,750
Malcolm S. Morris	25,000	27.6	42.11	02/02/15	446,750
Max Crisp	16,500	18.2	42.11	02/02/15	294,855

(1)	The grant date present values are calculated under the Model. The Model is a mathematical formula used to value stock options and is based on assumptions regarding the stock’s volatility (30.39%), dividend rate (1.09%), option term (10 years) and a risk-free interest rate (4.35%).
      The following table sets forth information concerning each exercise of stock options during the year ended December 31, 2005 by each of the Company’s executive officers and the value of unexercised options at December 31, 2005. The Company has not issued any tandem or freestanding stock appreciation rights.
Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

			Number of Unexercised
			Options at
			December 31, 2005
	Shares				Value of Unexercised In-the-Money
	Acquired on				Options at December 31, 2005
	Exercise	Value	Exercisable	Unexercisable
Name	(# Shares)	Realized($)	(# Shares)	(# Shares)	Exercisable ($)	Unexercisable ($)

Stewart Morris, Jr.	—	—	194,000	—	4,524,080	—
Malcolm S. Morris	844	8,229	153,734	—	3,440,718	—
Max Crisp	—	—	38,000	—	268,145	—
      The following table provides additional information about our compensation plans under which equity securities are authorized for issuance as of December 31, 2005.

Number of
	Securities to be		Number of
	Issued Upon	Weighted Average	Securities
	Exercise of	Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	And Rights	And Rights	Compensation Plans

Equity compensation plans approved by security holders	449,634	27.75	910,366	(1)
Equity compensation plans not approved by security holders	—	—	—
Totals	449,634	27.75	910,366

(1)	Does not include shares reserved for issuance under existing equity incentive plans if further issuances under these plans require stockholder approval in accordance with the Corporate Governance Guidelines of the New York Stock Exchange.

Compensation of Directors
      Directors of the Company, other than employees of the Company, receive fees in accordance with the following table:

		Audit		Audit	Other	Other
	All	Committee		Committee	Committee	Committee
Type of Compensation	Directors	Chairman		Members	Chairs	Members

Annual Retainer:
Cash	$20,000	$12,500	(1)		$3,000
Stock(2)	10,000
Per-Meeting Fees:
Attendance in person:
Board meeting(3)	3,000
Committee meeting				$2,500		$2,000
Out-of-state travel(4)	1,000
Attendance by telephone:
Board meeting	2,000
Committee meeting				2,500		2,000

(1)	Includes $5,000 per year for service as the presiding director of executive sessions of the non-management members of the Company’s Board of Directors.

(2)	The annual stock award to directors is valued based on the market value per share of Common Stock on the date of the award.

(3)	The fee for attendance at the Company’s annual Board retreat is $4,000.

(4)	Plus expenses incurred.
      Directors of the Company who are employees receive directors’ fees of $150 per meeting. The Company also reimburses each director for the cost of an annual medical examination. In June 2005, Ms. Hanks was granted, in her capacity as Director of Employee Services for the Company, a 10-year option for 1,500 shares of the Company’s Common Stock at an exercise price of $39.25 per share, which was the market value of a share of Common Stock on the option grant date.
Deferred Compensation Agreements
      On March 10, 1986, the Company entered into a Deferred Compensation Agreement with each of Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp (individually, a “Beneficiary”). Pursuant to such agreements, as amended, a Beneficiary or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of federal income taxes thereon, result in a net annual payment of $66,667 to Max Crisp and $133,333 to each of Malcolm S. Morris and Stewart Morris, Jr. For purposes of such agreements, each Beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a Beneficiary’s employment with the Company is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a Beneficiary under certain insurance policies currently maintained by the Company will reduce payments due to such Beneficiary or his designee under his Deferred Compensation Agreement.

Performance Graph
      The following graph compares the yearly percentage change in the Company’s cumulative total stockholder return on Common Stock with the cumulative total return of the Russell 2000 Index and the Russell 2000 Financial Services Sector Index (which includes the Company and its major publicly owned competitors) for the five years ended December 31, 2005. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at December 31, 2000, and that all dividends were reinvested.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
RUSSELL 2000 AND RUSSELL 2000 FINANCIAL SERVICES SECTOR

	2000	2001	2002	2003	2004	2005

Company	$100.00	$89.01	$96.41	$184.83	$191.94	$227.75
Russell 2000 Index	100.00	102.49	81.49	120.03	142.12	148.70
Russell 2000 Financial Services Sector Index	100.00	115.64	119.65	167.32	202.62	207.08

Compensation Committee Report
To the Board of Directors of
Stewart Information Services Corporation:
      Compensation Policy. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for the oversight and administration of the Company’s executive compensation program. The Committee reviews the compensation program of the Company’s operating subsidiaries during each year as it deems necessary. The objective of the Company is to provide the executive officers of the Company, who are Malcolm S. Morris, Stewart Morris, Jr., Max Crisp and Matthew W. Morris, with a compensation package that is fair and reasonable based on their individual levels of responsibility and performance in relation to the compensation of executive officers of other publicly held companies in the title insurance and comparable industries. In making its determinations as to the reasonableness of the Company’s executive compensation, the Committee relies in part on the advice of a nationally recognized, independent compensation consulting firm. The principal elements of the Company’s executive compensation program are an annual salary, an annual cash bonus and stock option grants. As a holding company, the Company has no payroll, and the annual salaries and cash bonuses of its executive officers are paid by a subsidiary of the Company.
      Base Salary. For 2005, the minimum bonus levels described below for each of the Co-Chief Executive Officers of the Company remained unchanged, and the base salaries of such persons were raised from $150,000 to $165,000. Base salary amounts do not include the minimum bonuses described below. Historically, the base salaries of the Company’s Co-Chief Executive Officers have remained relatively stable from year to year. Since the Company, as a holding company, has no direct payroll, the base salaries of the Company’s executive officers are paid at the subsidiary level and are set at levels deemed reasonable by the Committee based upon its subjective evaluation of the executive officer’s level of responsibility.
      Annual Bonus. Each of the Co-Chief Executive Officers is eligible to receive an annual cash bonus based on the consolidated income before taxes of Guaranty, including a minimum bonus of $250,000. The Committee believes that the consolidated net income before taxes of Guaranty and the effect thereof on the Company’s book value per share are important determinants over time of the value of the Company’s Common Stock. For 2005, the Committee recommended and the Company adopted the following bonus formula for each of the Co-Chief Executive Officers:

Incremental Percent
Guaranty Consolidated Net Income Before Taxes	Payable as Bonus

Up to $20 million	1.00%
$20 million to $40 million	0.75%
$40 million to $60 million	0.50%
Over $60 million	0.25%
      For 2005, the Committee recommended and the Company adopted the following bonus formula for Mr. Crisp:

Incremental Percent
Guaranty Consolidated Net Income Before Taxes	Payable as Bonus

Up to $50 million	0.50%
$50 million to $75 million	0.40%
$75 million to $100 million	0.30%
Over $100 million	0.20%
Mr. Crisp’s minimum bonus is $145,000 and his bonus may not exceed 75% of the aggregate base salary and bonus earned by a Chief Executive Officer.
      For 2005, the Committee also recommended and the Company adopted a bonus plan for Matthew W. Morris under which he will receive a bonus of 0.10% of the consolidated net income before taxes of Guaranty, with a minimum bonus of $75,000, and up to $25,000 in discretionary bonuses based upon the completion of projects and with the approval of Stewart Morris, Jr.

      The consolidated income before taxes of Guaranty in 2005 was approximately $150.5 million. Accordingly, each of the Co-Chief Executive Officers received a bonus of $676,172 for 2005, and Mr. Crisp received a bonus of $468,879 for 2005.
      Stock Options. In 2005 the Committee granted options to Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp for 25,000, 25,000 and 16,500 shares, respectively. See “Option Grants and Exercises” elsewhere in the Proxy Statement in which this report is included. Such options were taken into account by the Committee in determining the reasonableness of the recipient officer’s annual compensation package. The Incentive Plan is intended to make available to the Committee an additional form of compensation that will align the interests of executive officers with those of the stockholders over a multi-year term. Each of the executive officers is eligible for grants of options at a purchase price not less than the fair market value of the shares on the date of grant.
      The Company’s net earnings increased from $4.53 per diluted share in 2004 to $4.86 per diluted share in 2005. The Committee recognizes that the title insurance industry is strongly affected by nationally prevailing interest rates, and the Company’s financial results from year to year will depend largely on the level of real estate activity in its primary markets. The Committee, as well as the other independent members of the Company’s Board of Directors, subjectively evaluates the performance of the Company’s executive officers, including the Co-Chief Executive Officers, with respect to their efforts to provide for the long-term financial well-being of the Company and to respond to continuing changes in the industry environment. In 2005, the Committee gave particular consideration to the efforts of the Co-Chief Executive Officers in further developing the Company’s automation programs, entering new markets through acquisitions, increasing book value per share and pursuing opportunities in international markets.

Members of the Compensation Committee

Paul W. Hobby, Chair
Robert L. Clarke
Dr. W. Arthur Porter
Dated: February 9, 2006

SELECTION OF INDEPENDENT AUDITORS
      KPMG LLP served as the Company’s principal independent auditors for the Company’s fiscal year ended December 31, 2005. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions. The Company’s Audit Committee has not yet selected independent auditors for the fiscal year ending December 31, 2006.
Audit and Other Fees
      The following table sets forth the aggregate fees billed for professional services rendered by KPMG LLP for each of the Company’s last two fiscal years:

	Year Ended December 31,

	2005	2004

Audit Fees(1)	$1,070,400	$1,017,500
Audit-Related Fees(2)	206,260	230,000
Tax Fees(3)	58,005	155,700
All Other Fees(4)	1,350	1,350

(1)	Fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years shown. The 2005 audit fees include work performed related to the audit of management’s assessment included in the Sarbanes-Oxley Section 404 Management Report. Less than 50 percent of the hours expended on KPMG LLP’s engagement to audit the Company’s financial statements for 2005 were attributed to work performed by persons other than KPMG LLP’s full-time, permanent employees.

(2)	Fees for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not reported under “Audit Fees”. Primarily represents fees for separate statutory audits of minor subsidiaries and affiliates. Also includes fees for consultation on accounting questions.

(3)	Fees for professional services rendered by KPMG LLP primarily for tax compliance, tax advice and tax planning.

(4)	Fees not included under other captions. Consists of subscription for on-line accounting references.
      The Audit Committee must preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting. Since May 6, 2003, the effective date of the Securities and Exchange Commission’s rules requiring preapproval of audit and non-audit services, 100% of the services identified in the preceding table were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
      The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for the general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and the Company’s standards for Corporate Compliance. The Company’s management has primary responsibility for preparing the consolidated financial statements and for the Company’s financial reporting process. The Company’s independent auditors, KPMG LLP, are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America.
      In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU § 380).

3. The Audit Committee has received the written disclosures and letters from the independent accountants required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
      Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.
      The undersigned members of the Audit Committee have submitted this report:

Dr. E. Douglas Hodo, Chair
Robert L. Clarke
Laurie C. Moore
Dated: February 14, 2006

CERTAIN TRANSACTIONS
      Stewart Morris is the father of Stewart Morris, Jr. and Carloss Morris, who passed away in 2005, is the father of Malcolm S. Morris. Stewart Morris and Carloss Morris are brothers. During the year ended December 31, 2005, Stewart Morris served as a director of Title and Guaranty and as chairman of Title’s executive committee, and, until his death, Carloss Morris served as a director of Title and Guaranty and as chairman of Guaranty’s executive committee. Aggregate salaries, bonuses and other compensation for 2005 for Stewart Morris and Carloss Morris were $403,767 and $320,784, respectively.
      During 2005, the Company and its subsidiaries paid a total of $263,211 to the law firm of Morris, Lendais, Hollrah & Snowden, P.C., of which Carloss Morris was and Malcolm S. Morris is a shareholder. In connection with real estate transactions processed by Title, such firm receives legal fees from its clients who are also customers of Title and who select such firm as their counsel.
      During 2005, Marietta Maxfield, sister of Malcolm S. Morris, was a full-time attorney for Guaranty and was paid $130,326 for services rendered in such capacity.
PROPOSALS FOR NEXT ANNUAL MEETING
      Any proposals of holders of Common Stock or Class B Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2007 must be received by the Company at its principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, no later than December 15, 2006, in order to be included in the proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
      The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.
      Proxies for the Company’s annual meeting of stockholders to be held in 2007 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company receives notice, by certified mail, return receipt requested, addressed to the Company’s Secretary, not later than the 15th day of February next preceding the meeting, that the matter will be presented at the annual meeting and (ii) the Company fails to include in its proxy statement for the annual meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.
      The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in soliciting proxies for the proposals described in this proxy statement. The Company has agreed to pay Innisfree a fee for such services, which is not expected to exceed $6,500, plus expenses. In addition to solicitation by use of the mails, certain officers or employees of the Company, and of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.

By Order of the Board of Directors,

Max Crisp
Secretary
March 27, 2006

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
The Board of Directors recommends a vote FOR:
1.	Election of Directors —

FOR all nominees	WITHHOLD
listed at right (except	AUTHORITY	Nominees:	01 Robert L. Clarke,
as marked to the	to vote for all nominees		02 Nita B. Hanks,
contrary)	listed at right		03 Dr. E. Douglas Hodo,
☐	☐		04 Dr. W. Arthur Porter,
05 Laurie C. Moore

(INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name on the line below.)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

Dated:	, 2006

Signature(s)

Signature(s)

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

^ FOLD AND DETACH HERE ^
Vote by Internet or telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and Telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or Telephone vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/stc		1-866-540-5760		Mark, sign and date
Use the Internet to vote your	OR	Use any touch-tone	OR	your proxy card
proxy. Have your proxy card in		telephone to vote your		and
hand when you access the web		proxy. Have your proxy card		return it in the
site.		in hand when you call.		enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY	PROXY
STEWART INFORMATION SERVICES CORPORATION
THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 28, 2006
     The undersigned appoints Ken Anderson, Jr. and E. Ashley Smith, and each of them, as proxies with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 28, 2006, or at any adjournment thereof.
     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.
Please vote, sign, date and return this proxy card
promptly using the enclosed envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be signed on reverse side.)

^ FOLD AND DETACH HERE ^